Exhibit 99.1

GoPro Prices $175 Million of 3.50% Convertible Senior Notes Due 2022

SAN MATEO, Calif., April 6, 2017 - GoPro, Inc. (NASDAQ: GPRO) today announced that it has priced $175 million aggregate principal amount of 3.50% Convertible Senior Notes due 2022 (the “notes”). The size of the offering was increased from the previously announced $150 million in aggregate principal amount. The notes will be sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). The sale is expected to close on April 12, 2017, subject to customary closing conditions.

The notes will be senior, unsecured obligations of GoPro. The notes will bear cash interest at an annual rate of 3.50%, payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2017. The notes will mature on April 15, 2022, unless earlier repurchased or converted in accordance with the terms of the notes.

The notes will have an initial conversion rate of 94.0071 shares of common stock per $1,000 principal amount of notes (which is subject to adjustment in certain circumstances). This is equivalent to an initial conversion price of approximately $10.64 per share. The initial conversion price represents a premium of approximately 25% to the $8.51 per share closing price of GoPro’s Class A common stock (the “Class A common stock”) on The NASDAQ Global Select Market on April 6, 2017. Prior to January 15, 2022, the notes will be convertible at the option of holders only upon satisfaction of certain conditions and during certain periods, and thereafter, at any time until the close of business on the second scheduled trading day immediately preceding the maturity date. Upon conversion, the notes may be settled in shares of the Class A common stock, cash or a combination of cash and shares of Class A common stock, at the election of GoPro.

Holders of the notes will have the right to require GoPro to repurchase all or a portion of their notes at 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, upon the occurrence of a fundamental change (as defined in the indenture relating to the notes). GoPro will also be required to increase the conversion rate for holders who convert their notes in connection with certain fundamental changes occurring prior to the maturity date.

GoPro estimates that the net proceeds from the offering will be approximately $169.3 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by GoPro. GoPro expects to use approximately $78.0 million of the net proceeds from the offering to pay the prepayment amount of the prepaid forward and to use the remaining net proceeds from the offering for general corporate purposes.

In connection with the issuance of the notes, GoPro entered into a privately negotiated prepaid forward stock purchase transaction (the “prepaid forward”) with an affiliate of an initial purchaser in the offering (the “forward counterparty”), pursuant to which GoPro will purchase approximately $78.0 million worth of the Class A common stock, for settlement on or around April 15, 2022, subject to any early settlement, in whole or in part, of each prepaid forward. In the event that GoPro pays any cash dividends on the Class A common stock, the forward counterparty will pay an equivalent amount to GoPro. The prepaid forward is intended to facilitate privately negotiated derivative transactions by which investors in the notes will be able to hedge their investment in the notes.

In connection with establishing its initial hedge of the prepaid forward, the forward counterparty (or its affiliate) expects to enter into one or more derivative transactions with respect to the Class A common stock with purchasers of the notes concurrently with or after the pricing of the notes. The prepaid forward is intended to reduce the dilution to our stockholders from the issuance of shares of Class A common stock (if any) upon conversion of the notes and to allow certain investors to establish short positions that generally correspond to commercially reasonable initial hedges of their investment in the notes. The notional size of the prepaid forward will correspond to the notional size of the aggregate initial hedge position of such investors. It is possible, however, that investors may seek to execute larger initial hedge positions, in which case such investors may offset such larger initial hedge positions by purchasing the Class A common stock on the pricing date. Facilitating investors’ hedge positions by entering into the prepaid forward, particularly if investors purchase the Class A common stock on the pricing date, could increase (or reduce the size of any decrease in) the market price of the Class A common stock or the notes and effectively raise the initial conversion price of the notes.

In addition, the forward counterparty (or its affiliate) may modify its hedge position by entering into or unwinding one or more derivative transactions with respect to the Class A common stock and/or purchasing or selling the Class A common stock or other securities of ours in secondary market transactions at any time, including following the pricing of the notes and immediately prior to or shortly after April 15, 2022 (and are likely to unwind their derivative transactions and/or purchase or sell the Class A common stock in connection with any conversion or repurchase of the notes, in connection with the purchase or sale of notes by certain investors and/or in the event that sufficient borrow of Class A common stock becomes available). These activities could also cause or avoid an increase or a decrease in the market price of the Class A common stock or the notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities (including any shares of the Class A common stock into which the notes are convertible) and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

The notes and the shares of Class A common stock, if any, issuable upon conversion of the notes have not been registered under the Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

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